Exhibit 2(N)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

ING Global Advantage and Premium Opportunity Fund:

We consent to the use of our report dated September 16, 2005 included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

Boston, Massachusetts

September 22, 2005